News Release
Contact: Nolan Sundrud
investorrelations@zovio.com
866.475.0317 x11636

Zovio Outlines Response from the U.S. Department of Education Regarding
Proposed Change in Ownership of Ashford University

CHANDLER, Ariz. (October 7, 2019) - Zovio (Nasdaq: ZVO), an education technology services company, announced that, the U.S. Department of Education (“The Department”) has responded to Zovio’s request with an abbreviated preacquisition review letter for the proposed change in ownership of Ashford University.

Zovio asked the The Department to conduct an abbreviated preacquisition review of its proposed change in ownership of Ashford and its conversion to nonprofit status. The Department’s abbreviated preacquisition review letter indicated that within ten days of the change in ownership, it would require Ashford to post an irrevocable letter of credit for approximately 25 percent of the Title IV funding amount during fiscal year 2018. This letter of credit would expire on March 31, 2021, unless extended or replaced as determined by The Department. Zovio continues to evaluate potential courses of action, which includes the possible sale of Ashford to other institutions.

“Zovio’s management team and board of directors are evaluating options to best position both Zovio and Ashford University for future success,” said Andrew Clark, Founder, President and Chief Executive Officer of Zovio. “In addition to pursuing the previously announced conversion transaction with Ashford University, we have been exploring the sale of the university to other institutions, where we would enter into an education technology services agreement with the acquirer. During this process, our priorities remain the same; ensuring Ashford University has a strong foundation to support its long-term sustainability and its students are positioned for success, and equally important, driving long-term value creation for all of our stakeholders.”

About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. Zovio leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

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